EXHIBIT 99

TRIBUNE REPORTS 2008 THIRD QUARTER RESULTS

CHICAGO, November 10, 2008—Tribune Company today reported a third quarter 2008 loss from continuing operations of $124 million compared with income from continuing operations of $84 million in the third quarter of 2007.

Tribune also reported income from discontinued operations of $3 million in the third quarter of 2008 compared with income from discontinued operations of $69 million in the third quarter of 2007.

“We are operating in an exceptionally difficult financial and economic environment,” commented Sam Zell, Tribune chairman and CEO.  “The newspaper industry continues to see extraordinary declines in ad revenues, and Tribune is no exception.  But, we continue to aggressively pursue our operating strategy, and to tightly manage the factors that are within our control.  Internally, we have established momentum on developing new initiatives and our culture now reflects that focus and mindset."

THIRD QUARTER 2008 RESULTS FROM CONTINUING OPERATIONS1
(Compared to Third Quarter 2007)

CONSOLIDATED

Tribune’s 2008 third quarter operating revenues decreased 10 percent, or $122 million, to $1 billion.  Consolidated cash operating expenses were up 6 percent, or $57 million.  Operating cash flow decreased 67 percent to $90 million in the 2008 quarter from $268 million in the 2007 quarter, while operating profit declined 83 percent to $37 million from $217 million.

Third quarter cash operating expenses and operating cash flow included the following items:

●	A charge of $45 million for severance and special termination benefits in the 2008 quarter, compared with a charge for severance of $4 million in the 2007 quarter.

●	A charge of $25 million in the 2008 quarter for the write-off of certain capitalized software application costs.

●
A charge of $3 million for stock-based compensation related to the Company’s new management equity incentive plan in the 2008 quarter, compared with a charge of $7 million for stock-based compensation expense in the 2007 quarter.

1 “Operating profit” excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation and amortization and write-downs of intangible assets.  “Cash operating expenses” are defined as operating expenses before depreciation and amortization and write-downs of intangible assets.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses.  References to individual daily newspapers include their related businesses.

●	A charge of $11 million in the 2008 quarter for compensation expense related to the Tribune Employee Stock Ownership Plan.

PUBLISHING

Publishing’s third quarter operating revenues were $654 million, down 13 percent, or $99 million, from 2007.  Publishing cash operating expenses were $640 million, up 6 percent, or $36 million, from 2007.  Cash operating expenses in 2008 included a $41 million charge for severance and special termination benefits, the $25 million capitalized software application costs write-off, and stock-based compensation of $1 million, while cash operating expenses in 2007 included severance and related costs of $4 million and stock-based compensation of $4 million.  Publishing operating cash flow was $13 million, a 91 percent decline from $148 million in 2007.

      Management Discussion

●	Advertising revenues decreased 19 percent, or $111 million, for the quarter.

●
Retail advertising revenues were down 10 percent, or $24 million, for the quarter, primarily due to declines in the furniture/home furnishings, hardware/home improvement stores, department stores, specialty merchandise, personal services and other retail categories.  Preprint revenues, which are primarily included in retail advertising, decreased 15 percent, or $20 million.

●	National advertising revenues were down 21 percent, or $30 million, for the quarter, primarily due to decreases in the movies, telecom/wireless, auto, media, and transportation categories.

●
Classified advertising revenues declined 30 percent, or $58 million, for the quarter.  Real estate revenues fell by 44 percent, help wanted revenues declined 37 percent, and auto revenues were down 11 percent.

●
Interactive revenues, which are included in the above categories, were down 7 percent, or $4 million, due to a decline in classified advertising, partially offset by increases in retail and national advertising.

●
Circulation revenues were down 2 percent, or $2 million, due to a decline in total net paid circulation copies for both daily (Mon-Fri) and Sunday, partially offset by selective price increases.  The largest revenue declines were at Chicago, Hartford, and Los Angeles.  Circulation revenues increased at South Florida and Orlando.  Total net paid circulation averaged 2.2 million copies daily, off 7 percent from the prior year’s third quarter, and 3.3 million copies Sunday, representing a decline of 5 percent from the prior year.

●
Cash operating expenses increased 6 percent, or $36 million, largely because 2008 included the $25 million write-off of certain capitalized software application costs.  Compensation expense increased 8 percent, or $21 million, due to a $37 million increase in severance and special termination benefits, partially offset by the impact of 1,300 fewer full-time equivalent positions in the third quarter of 2008 and lower stock-based compensation expense.  All other cash expenses were down $10 million, or 3 percent, primarily due to lower promotion expense and outside services, partially offset by higher circulation distribution expense due to the delivery of additional third-party publications.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s third quarter operating revenues decreased 6 percent to $383 million, down from $406 million in 2007.  Cash operating expenses increased 8 percent, or $21 million, to $296 million.  Operating cash flow was $87 million, down 33 percent from $130 million in 2007.

Television’s third quarter operating revenues decreased 8 percent to $264 million in 2008.  Television cash operating expenses were up 5 percent, or $10 million, from last year.  Television operating cash flow was $64 million, down 34 percent from $98 million in 2007.

      Management Discussion

●
The decrease in television revenues in the third quarter of 2008 was due to lower cable copyright royalties and soft advertising demand, partially offset by station revenue share gains in most markets.  The third quarter of 2007 included an additional $18 million of cable copyright royalties at Chicago and WGN Cable.

●	Television cash operating expenses were up $10 million primarily due to severance costs of $3 million as well as increases in broadcast rights expense and news expansion.

●	Radio/entertainment revenues were up $1 million and operating cash flow decreased $10 million primarily due to higher player compensation at the Chicago Cubs and two fewer home games in 2008.

EQUITY RESULTS

Net equity income was $23 million in the third quarter of 2008, compared with $27 million in the third quarter of 2007.  The decrease was primarily due to a $4 million write-down at one of the Company’s interactive investments.

NON-OPERATING ITEMS

In the third quarter of 2008, Tribune recorded a pretax non-operating gain of $71 million, which resulted from a $79 million gain on the sale of a 10 percent interest in CareerBuilder, LLC, partially offset by an $8 million loss from marking-to-market the Company’s PHONES debt and the related Time Warner investment.  In the aggregate, non-operating items in the 2008 third quarter resulted in an after-tax gain of $47 million.

In the 2007 third quarter, Tribune recorded a pretax non-operating loss of $78 million, which included an $85 million loss from marking-to-market the Company’s PHONES and the related Time Warner investment, partially offset by an $8 million pretax gain related to the redemption of the Company’s remaining interests in TMCT, LLC and TMCT II, LLC.  The Company also recorded a favorable $91 million income tax expense adjustment as a result of settling its appeal of the United States Tax Court decision that disallowed the tax-free reorganization of Matthew Bender and Mosby, former subsidiaries of Times Mirror, with the United States Court of Appeals for the Seventh Circuit.  In the aggregate, non-operating items in the 2007 third quarter resulted in an after-tax gain of $42 million.

ADDITIONAL FINANCIAL DETAILS

Corporate cash operating expenses for the 2008 third quarter were down 3 percent at $11 million.

Interest expense related to continuing operations increased to $232 million in the 2008 third quarter from $175 million in the third quarter of 2007 primarily due to higher debt levels, partially offset by lower interest rates.  The Company allocated interest expense of $3 million and $12 million in the third quarters of 2008 and 2007, respectively, to discontinued operations.  Debt was $11.8 billion at the end of the 2008 third quarter and $9.4 billion at the end of the 2007 third quarter.  The increase was primarily due to financing the going-private transaction completed in the fourth quarter of 2007.  Cash and cash equivalents was $260 million at the end of the 2008 third quarter and $446 million at the end of the 2007 third quarter.  Capital expenditures were $21 million in the third quarter of 2008.

On Sept. 2, 2008, the Company sold a 10 percent interest in CareerBuilder, LLC to Gannett Co., Inc. for $135 million.

On July 1, 2008, the Company and Tribune Receivables LLC, a wholly-owned subsidiary of the Company, entered into a $300 million trade receivables securitization facility.  The Company borrowed $225 million under this facility and incurred transaction costs totaling $7 million.

During the third quarter of 2008, the Company repaid an aggregate of $888 million of the borrowings under the Tranche X Facility, utilizing the net cash proceeds of $218 million from the trade receivables securitization facility, $589 million of the net cash proceeds from the Newsday transaction, and $81 million of the net cash proceeds from the CareerBuilder transaction.

DISCONTINUED OPERATIONS

In May 2008, the Company announced an agreement with a subsidiary of Cablevision Systems Corporation to form a new limited liability company (“Newsday LLC”) to own and operate the Company’s Newsday Media Group business (“NMG”).  The Company consummated the closing of this transaction on July 29, 2008, and recorded a pretax loss of $692 million ($693 million after taxes) in the second quarter of 2008 to write down the net assets of NMG to estimated fair value.  In the third quarter of 2008, the Company recorded a favorable $1 million after-tax adjustment to the loss on this transaction.  At the closing, the Company received a special distribution from Newsday LLC of $612 million in cash as well as $18 million of prepaid rent under leases for certain NMG facilities retained by the Company.  Tribune owns approximately 3 percent of the equity in the parent company of Newsday LLC.  The results of operations for NMG are reported as discontinued operations.

In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May 2007.  In March 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed in November 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which was sold in a separate transaction on April 22, 2008.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  The sale of Recycler closed in October 2007. The results of operations for all of these business units are reported as discontinued operations.

CONFERENCE CALL

Tribune plans to hold a conference call to discuss third quarter 2008 financial results before year end.  Specific information about the call will be made available in a separate press release to be issued prior to the call.

Forward-Looking Statements

This press release contains certain comments and forward-looking statements that are based largely on the Company's current expectations.  Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. You can identify these and other forward-looking statements by the use of such words as "believe," "expect," "anticipate," "estimate," "could," "should," "intend," "continue," "will," "plan," or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Actual results could differ materially from the expectations expressed in these statements.  Factors that could cause actual results to differ include risks and other factors described in Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), which contain a discussion of various factors that may affect Tribune’s business or financial results.  Such risks, trends and uncertainties, which in some instances are beyond the Company’s control, include: our ability to generate sufficient cash to service the significant debt levels and other financial obligations that resulted from the Company’s going-private transaction; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our senior credit facilities, and the potential impact to our operations and liquidity as a result of restrictive covenants in such senior credit facilities; continuing instability or disruptions in the credit and financial markets; the impact of continuing adverse economic conditions; our dependency on dividends and distributions from our subsidiaries to make payments on our indebtedness; increased interest rate risk due to our higher level of variable rate indebtedness; the ability to maintain our subchapter S corporation status; changes in advertising demand, circulation levels and audience shares; consumer, advertiser and general market acceptance of various new marketing and product initiatives that the Company has introduced or may pursue in the future and the Company’s ability to implement such initiatives without disruption or other adverse impact on the Company’s business and operations; regulatory and judicial rulings, including changes in tax laws or policies; availability and cost of broadcast rights; competition and other economic conditions; changes in newsprint prices; changes in the Company’s credit ratings and interest rates; changes in the market value of the Company’s pension plan assets; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; the effect of acquisitions, joint ventures, investments and divestitures; the effect of derivative transactions; the Company’s reliance on third-party vendors for various services; and other events beyond the Company’s control that may result in unexpected adverse operating results. These factors could cause actual future performance to differ materially from current expectations.  Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.  This press release is being furnished to the SEC through a Form 8-K.  The Company’s next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

TRIBUNE is America’s largest employee-owned media company, operating businesses in publishing, interactive and broadcasting.  In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, The Baltimore Sun, Sun-

Sentinel (South Florida), Orlando Sentinel, Hartford Courant, Morning Call and Daily Press.  The Company’s broadcasting group operates 23 television stations, WGN America on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team.  Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.  At Tribune we take what we do seriously and with a great deal of pride.  We also value the creative spirit and are nurturing a corporate culture that doesn’t take itself too seriously.

MEDIA CONTACT:
Gary Weitman
312/222-3394 (office)
312/222-1573 (fax)
gweitman@tribune.com

TRIBUNE COMPANY
THIRD QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands)

	THIRD QUARTER (A)
			%
	2008	2007	Change

OPERATING REVENUES	$1,036,946	$1,158,553	(10.5)

OPERATING EXPENSES (B)	999,883	941,723	6.2

OPERATING PROFIT (C)	37,063	216,830	(82.9)

Net Income on Equity Investments (D)	23,201	26,559	(12.6)
Interest and Dividend Income	2,610	4,923	(47.0)
Interest Expense	(231,803)	(175,003)	32.5
Non-Operating Items (E)	70,687	(77,864)	NM

Loss from Continuing Operations Before Income Taxes	(98,242)	(4,555)	NM

Income Taxes	(25,919)	88,106	NM

Income (Loss) from Continuing Operations	(124,161)	83,551	NM

Income from Discontinued Operations, net of tax (F)	2,585	69,214	(96.3)

NET INCOME (LOSS)	$(121,576)	$152,765	NM

(A)	2008 third quarter: June 30, 2008 to Sept. 28, 2008. (13 weeks)
2007 third quarter: July 2, 2007 to Sept. 30, 2007. (13 weeks)

(B)
Operating expenses in the third quarter of 2008 included a charge of $45 million for severance and special termination benefits ($41 million at publishing and $4 million at broadcasting and entertainment) and a charge of $3 million for stock-based compensation expense related to the Company’s new management equity incentive plan ($2 million at publishing and $1 million at broadcasting and entertainment).  In addition, publishing cash operating expenses for the third quarter of 2008 included a charge of $25 million for the write-off of certain capitalized software application costs.

Operating expenses in the third quarter of 2007 included a charge of $4 million for severance and related costs primarily at publishing and a charge of $7 million for stock-based compensation expense ($4 million at publishing, $2 million at broadcasting and entertainment and $1 million at corporate).

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the third quarter 2008 included a $4 million write-down at one of the Company’s interactive investments.

(E)	The third quarter of 2008 included the following non-operating items (in thousands):

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Loss on PHONES and related investment (1)	$(8,360)	$(8,262)
Gain on sales of investments, net (2)	78,675	54,594
Other, net	372	368
Total non-operating items	$70,687	$46,700

The third quarter of 2007 included the following non-operating items (in thousands):
	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Loss on PHONES and related investment (1)	$(84,969)	$(51,831)
Strategic transaction expenses (3)	(3,160)	(3,160)
Gain on TMCT transactions (4)	8,329	5,081
Other, net	1,936	1,180
Income tax adjustment (5)	–	90,704
Total non-operating items	$(77,864)	$41,974

(1)
The loss on PHONES and related investment in the third quarter of 2008 represented primarily the change in fair values of the Company’s PHONES and the related Time Warner shares.  Effective Dec. 31, 2007, the Company has elected to account for its PHONES utilizing the fair value option under Financial Accounting Standards Board Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  As a result of this election, the Company no longer measures the changes in fair value of just the derivative component of the PHONES, but instead measures the changes in fair value of the entire PHONES debt.  The loss on PHONES and related investment in the third quarter of 2007 represented primarily the change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)	On Sept. 2, 2008, the Company sold a 10 percent interest in CareerBuilder, LLC to Gannett Co., Inc. for $135 million and recorded a pretax gain of $78.7 million in the third quarter of 2008.

(3)	Includes expenses related to the Company’s strategic review and going-private transaction approved by the Company’s board of directors on April 1, 2007 and completed in December 2007.

(4)	The 2007 gain related to the redemption of the Company’s remaining interests in TMCT, LLC and TMCT II, LLC in September 2007.

(5)
On Oct. 1, 2007, the Company settled its appeal of the United States Tax Court decision disallowing the tax-free reorganization of Matthew Bender and Mosby, former subsidiaries of The Times Mirror Company, with the United States Court of Appeals for the Seventh Circuit.  As a result of the settlement, the Company received refunds of federal income taxes and interest of $4 million on Sept. 26, 2007 and $340 million on Oct. 1, 2007.  After consideration of income taxes on the interest received, the net cash proceeds totaled approximately $286 million.  These refunds, together with related state income tax benefits of $29 million, were accounted for as a $91 million reduction in third quarter income tax expense and a $224 million reduction in goodwill recorded on the Company’s consolidated balance sheet.

(F)
In May 2008, the Company announced an agreement with a subsidiary of Cablevision Systems Corporation to form a new limited liability company (“Newsday LLC”) to own and operate the Company’s Newsday Media Group business (“NMG”).  The Company consummated the closing of this transaction on July 29, 2008 and recorded a pretax loss of $692 million ($693 million after taxes) in the second quarter of 2008 to write down the net assets of NMG to estimated fair value.  In the third quarter of 2008, the Company recorded a favorable $1 million after-tax adjustment to the loss on this transaction.  At the closing, the Company received a special distribution from Newsday LLC of $612 million in cash as well as $18 million in prepaid rent under leases for certain NMG facilities retained by the Company.  Tribune owns approximately 3% of the equity in the parent company of Newsday LLC.  The results of operations for NMG are reported as discontinued operations.  In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May 2007.  In March 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed on Nov. 1, 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which was sold in a separate transaction that closed on April 22, 2008.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  The sale of Recycler closed on Oct. 17, 2007.  The results of operations for all of these business units are reported as discontinued operations.  Selected financial information related to discontinued operations is summarized as follows (in thousands):

	Third Quarter
	2008	2007

Income from operations, net of tax	$1,760	$2,402
Gain on dispositions, net of tax (1) (2)	825	66,812
Total	$2,585	$69,214

(1)	In the third quarter of 2008, the Company recorded a favorable $1 million after-tax adjustment to the loss on the NMG transaction.

(2)
In the third quarter of 2007, the Company recorded a $1 million pretax loss on the sale of Recycler.  Due to the Company’s high tax basis in the stock of Recycler, the sale generated a significantly higher capital loss for income tax purposes.  As a result, the Company recorded a $65 million tax benefit in the third quarter of 2007, resulting in an after-tax gain of $64 million.  In addition, the Company recorded a favorable $3 million after-tax adjustment to the expected loss on sale of SCNI in the third quarter of 2007.

TRIBUNE COMPANY
THREE QUARTERS RESULTS OF OPERATIONS (Unaudited)
(In thousands)

	THREE QUARTERS (A)
			%
	2008	2007	Change

OPERATING REVENUES	$3,152,534	$3,422,787	(7.9)

OPERATING EXPENSES (B)
Before Write-downs of Intangible Assets	2,802,083	2,863,488	(2.1)
Write-downs of Intangible Assets	3,843,111	-	NM
After Write-downs of Intangible Assets	6,645,194	2,863,488	NM

OPERATING PROFIT (LOSS) (C)
Before Write-downs of Intangible Assets	350,451	559,299	(37.3)
Write-downs of Intangible Assets	(3,843,111)	–	NM
After Write-downs of Intangible Assets	(3,492,660)	559,299	NM

Net Income on Equity Investments (D)	58,130	67,953	(14.5)
Interest and Dividend Income	9,736	11,902	(18.2)
Interest Expense	(694,807)	(370,661)	87.5
Non-Operating Items (E)	165,862	(188,922)	NM

Income (Loss) from Continuing Operations Before Income Taxes	(3,953,739)	79,571	NM

Income Taxes (E)	1,836,833	44,914	NM

Income (Loss) from Continuing Operations	(2,116,906)	124,485	NM

Income (Loss) from Discontinued Operations, net of tax (F)	(715,157)	41,261	NM

NET INCOME (LOSS)	$(2,832,063)	$165,746	NM

(A)	2008 first three quarters: Dec. 31, 2007 to Sept. 28, 2008. (39 weeks)
2007 first three quarters: Jan. 1, 2007 to Sept. 30, 2007. (39 weeks)

(B)
Operating expenses for the first three quarters of 2008 included charges of $3.8 billion for the write-downs of the Company’s newspaper reporting unit goodwill and newspaper masthead intangible assets, a charge of $115 million for severance and special termination benefits ($85 million at publishing, $17 million at corporate, and $13 million at broadcasting and entertainment), and a charge of $15 million for stock-based compensation related to the Company’s new management equity incentive plan ($8 million at publishing, $4 million at broadcasting and entertainment, and $3 million at corporate).  In addition, publishing cash operating expenses for the first three quarters of 2008 included a charge of $25 million for the write-off of certain capitalized software application costs and a gain of $23 million related to the sale of other real estate.  Broadcasting and entertainment cash operating expenses for the first three quarters of 2008 included a gain of $82 million related to the sale of the Company’s studio production lot located in Hollywood, California.

Operating expenses for the first three quarters of 2007 included a charge of $32 million for severance ($29 million at publishing and $3 million at corporate) and a charge of $32 million for stock-based compensation ($16 million at publishing, $10 million at corporate, and $6 million at broadcasting and entertainment).  In addition, publishing cash operating expenses for the first three quarters of 2007 included a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)
Net income on equity investments for the first three quarters of 2008 included a $16 million write-down at one of the Company’s interactive investments, partially offset by an improvement at TV Food Network.

(E)	The first three quarters of 2008 included the following non-operating items (in thousands):

	Pretax	After-tax
	Gain	Gain

Gain on PHONES and related investment (1)	$97,960	$96,803
Gain on sales of investments, net (2)	67,375	43,202
Other, net	527	523
Income tax adjustment (3)	–	1,859,358
Total non-operating items	$165,862	$1,999,886

The first three quarters of 2007 included the following non-operating items (in thousands):

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Loss on PHONES and related investment (1)	$(182,144)	$(111,108)
Strategic transaction expenses (4)	(38,557)	(32,588)
Gain on TMCT transactions (5)	8,329	5,081
Other, net (6)	23,450	14,305
Income tax adjustment (7)	–	90,704
Total non-operating items	$(188,922)	$(33,606)

(1)
The gain on PHONES and related investment in the first three quarters of 2008 represented primarily the change in fair values of the Company’s PHONES and the related Time Warner shares.  Effective Dec. 31, 2007, the Company has elected to account for its PHONES utilizing the fair value option under Financial Accounting Standards Board Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  As a result of this election, the Company no longer measures the changes in fair value of just the derivative component of the PHONES, but instead measures the changes in fair value of the entire PHONES debt.  The loss on PHONES and related investment in the first three quarters of 2007 represented primarily the change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)
On June 30, 2008, the Company received net proceeds of $22 million from the sale of its investment in ShopLocal, LLC.  The Company recorded a pretax write-down of $10.4 million in the second quarter of 2008 to reduce the carrying value of the investment to the amount of net proceeds received.  On Sept. 2, 2008, the Company sold a 10 percent interest in CareerBuilder, LLC to Gannett Co., Inc. for $135 million and recorded a $78.7 million pretax gain in the third quarter of 2008.

(3)
In the first quarter of 2008, the Company filed an election to be treated as a subchapter S corporation.  As a result, essentially all of the Company’s net deferred tax liabilities have been eliminated and such adjustment was recorded as a reduction in the Company’s provision for income tax expense in the first quarter of 2008.

(4)
Includes expenses related to the Company’s strategic review and going-private transaction approved by the Company’s board of directors on April 1, 2007 and completed in December 2007.  These expenses included a $13.5 million pretax loss from refinancing certain credit agreements.

(5)	The 2007 gain related to the redemption of the Company’s remaining interests in TMCT, LLC and TMCT II, LLC in September 2007.

(6)	Other, net for the first three quarters of 2007 included an $18 million pretax gain from the settlement of the Company’s Hurricane Katrina insurance claim.

(7)
On Oct. 1, 2007, the Company settled its appeal of the United States Tax Court decision disallowing the tax-free reorganization of Matthew Bender and Mosby, former subsidiaries of The Times Mirror Company, with the United States Court of Appeals for the Seventh Circuit.  As a result of the settlement, the Company received refunds of federal income taxes and interest of $4 million on Sept. 26, 2007 and $340 million on Oct. 1, 2007.  After consideration of income taxes on the interest received, the net cash proceeds totaled approximately $286 million.  These refunds, together with related state income tax benefits of $29 million, were accounted for as a $91 million reduction in third quarter income tax expense and a $224 million reduction in goodwill recorded on the Company’s consolidated balance sheet.

(F)
In May 2008, the Company announced an agreement with a subsidiary of Cablevision Systems Corporation to form a new limited liability company (“Newsday LLC”) to own and operate the Company’s Newsday Media Group business (“NMG”).  The Company consummated the closing of this transaction on July 29, 2008 and recorded a pretax loss of $692 million ($693 million after taxes) in the second quarter of 2008 to write down the net assets of NMG to estimated fair value.  In the third quarter of 2008, the Company recorded a favorable $1 million after-tax adjustment to the loss on this transaction.  At the closing, the Company received a special distribution from Newsday LLC of $612 million in cash as well as $18 million in prepaid rent under leases for certain NMG facilities retained by the Company.  Tribune owns approximately 3% of the equity in the parent company of Newsday LLC.  The results of operations for NMG are reported as discontinued operations.  In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”).  The sale of Hoy, New York closed in May 2007.  In March 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed on Nov. 1, 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which was sold in a separate transaction that closed on April 22, 2008.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  The sale of Recycler closed on Oct. 17, 2007.  The results of operations for all of these business units are reported as discontinued operations.  Selected financial information related to discontinued operations is summarized as follows (in thousands):

	Three Quarters
	2008	2007

Income (loss) from operations, net of tax	$(22,273)	$7,503
Gain (loss) on dispositions, net of tax (1) (2)	(692,884)	33,758
Total	$(715,157)	$41,261

(1)
In the second quarter of 2008, the Company recorded an after-tax loss of $693 million to write down the net assets of NMG to estimated fair value.   In the third quarter of 2008, the Company recorded a favorable $1 million after-tax adjustment to the loss on this transaction.

(2)
In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell.  The Company recorded a favorable $3 million after-tax adjustment to the expected SCNI loss in the third quarter of 2007.  In the third quarter of 2007, the Company recorded a $1 million pretax loss on the sale of Recycler.  Due to the Company’s high tax basis in the stock of Recycler, the sale generated a significantly higher capital loss for income tax purposes.  As a result, the Company recorded a $65 million tax benefit in the third quarter of 2007, resulting in an after-tax gain of $64 million.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	THIRD QUARTER			FIRST THREE QUARTERS
			%			%
	2008	2007	Change	2008	2007	Change
PUBLISHING
Operating Revenues	$653,590	$752,502	(13.1)	$2,068,242	$2,340,769	(11.6)
Cash Operating Expenses (A) (B)	(640,317)	(604,236)	6.0	(1,863,335)	(1,908,420)	(2.4)
Operating Cash Flow (C) (D)	13,273	148,266	(91.0)	204,907	432,349	(52.6)
Depreciation and Amortization Expense	(39,491)	(37,894)	4.2	(117,711)	(115,051)	2.3
Write-downs of Intangible Assets (E)	–	–	–	(3,843,111)	–	NM
Total Operating Profit (Loss) (D)	$(26,218)	$110,372	NM	$(3,755,915)	$317,298	NM

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$264,424	$288,297	(8.3)	$834,425	$839,665	(0.6)
Radio/Entertainment	118,932	117,754	1.0	249,867	242,353	3.1
Total Operating Revenues	383,356	406,051	(5.6)	1,084,292	1,082,018	0.2

Cash Operating Expenses (A) (B)
Television	(200,031)	(190,135)	5.2	(603,618)	(563,210)	7.2
Radio/Entertainment	(96,283)	(85,426)	12.7	(129,573)	(193,723)	(33.1)
Total Cash Operating Expenses	(296,314)	(275,561)	7.5	(733,191)	(756,933)	(3.1)

Operating Cash Flow (C) (D)
Television	64,393	98,162	(34.4)	230,807	276,455	(16.5)
Radio/Entertainment	22,649	32,328	(29.9)	120,294	48,630	NM
Total Operating Cash Flow	87,042	130,490	(33.3)	351,101	325,085	8.0

Depreciation and Amortization Expense
Television	(11,403)	(11,109)	2.6	(34,096)	(33,360)	2.2
Radio/Entertainment	(1,350)	(1,594)	(15.3)	(4,118)	(4,822)	(14.6)
Total Depreciation and Amortization Expense	(12,753)	(12,703)	0.4	(38,214)	(38,182)	0.1

Operating Profit (D)
Television	52,990	87,053	(39.1)	196,711	243,095	(19.1)
Radio/Entertainment	21,299	30,734	(30.7)	116,176	43,808	NM
Total Operating Profit (D)	$74,289	$117,787	(36.9)	$312,887	$286,903	9.1

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$(10,750)	$(11,055)	(2.8)	$(48,818)	$(44,070)	10.8
Depreciation and Amortization Expense	(258)	(274)	(5.8)	(814)	(832)	(2.2)
Total Operating Loss (D)	$(11,008)	$(11,329)	(2.8)	$(49,632)	$(44,902)	10.5

CONSOLIDATED
Operating Revenues	$1,036,946	$1,158,553	(10.5)	$3,152,534	$3,422,787	(7.9)
Cash Operating Expenses (A) (B)	(947,381)	(890,852)	6.3	(2,645,344)	(2,709,423)	(2.4)
Operating Cash Flow (C) (D)	89,565	267,701	(66.5)	507,190	713,364	(28.9)
Depreciation and Amortization Expense	(52,502)	(50,871)	3.2	(156,739)	(154,065)	1.7
Write-downs of Intangible Assets (E)	–	–	–	(3,843,111)	–	NM
Total Operating Profit (Loss) (D)	$37,063	$216,830	(82.9)	$(3,492,660)	$559,299	NM

(A)
The Company uses cash operating expenses to evaluate internal performance.  The Company has presented cash operating expenses because it is a common measure used by rating agencies, lenders and financial analysts.  Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2008 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$679,808	$309,067	$11,008	$999,883
Less: depreciation and amortization expense	39,491	12,753	258	52,502
Cash operating expenses	$640,317	$296,314	$10,750	$947,381

Following is a reconciliation of operating expenses to cash operating expenses for the third quarter of 2007 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$642,130	$288,264	$11,329	$941,723
Less: depreciation and amortization expense	37,894	12,703	274	50,871
Cash operating expenses	$604,236	$275,561	$11,055	$890,852

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2008 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$5,824,157	$771,405	$49,632	$6,645,194
Less: depreciation and amortization expense	117,711	38,214	814	156,739
Less: write-downs of intangible assets	3,843,111	–	–	3,843,111
Cash operating expenses	$1,863,335	$733,191	$48,818	$2,645,344

Following is a reconciliation of operating expenses to cash operating expenses for the first three quarters of 2007 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$2,023,471	$795,115	$44,902	$2,863,488
Less: depreciation and amortization expense	115,051	38,182	832	154,065
Cash operating expenses	$1,908,420	$756,933	$44,070	$2,709,423

(B)
Cash operating expenses for the third quarter of 2008 included a charge of $45 million for severance and special termination benefits ($41 million at publishing and $4 million at broadcasting and entertainment) and in the first three quarters of 2008 included a charge of $115 million for severance and special termination benefits ($85 million at publishing, $17 million at corporate, and $13 million at broadcasting and entertainment).  Cash operating expenses for the third quarter of 2008 included a charge of $3 million for stock-based compensation related to the Company’s new management equity incentive plan ($2 million at publishing and $1 million at broadcasting and entertainment), and for the first three quarters of 2008 included a charge of $15 million for stock-based compensation related to the Company’s new management equity incentive plan ($8 million at publishing, $4 million at broadcasting and entertainment, and $3 million at corporate).  In addition, publishing cash operating expenses for the third quarter of 2008 included a charge of $25 million for the write-off of certain capitalized software application costs.  Publishing cash operating expenses for the first three quarters of 2008 included a gain of $23 million related to the sale of real estate, and broadcasting and entertainment cash operating expenses for the first three quarters of 2008 included a gain of $82 million related to the sale of the Company’s studio production lot.  Cash operating expenses for the third quarter of 2007 included a severance charge of $4 million at publishing and for the first three quarters of 2007 included a severance charge of $32 million ($29 million at publishing and $3 million at corporate).  Cash operating expenses for the third quarter of 2007 included a charge of $7 million for stock-based compensation ($4 million at publishing, $2 million at broadcasting and entertainment and $1 million at corporate) and for the first three quarters of 2007 included a charge of $32 million for stock-based compensation ($16 million at publishing, $10 million at corporate, and $6 million at broadcasting and entertainment).  In addition, publishing cash operating expenses for the first three quarters of 2007 included a charge of $24 million for the write-off of Los Angeles Times plant equipment related to the previously closed San Fernando Valley facility.

(C)
Operating cash flow is defined as operating profit before depreciation and amortization and write-downs of intangible assets.  The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments.  The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, lenders and financial analysts. These groups use operating cash flow along with other measures as a way to estimate the value of a company.  The Company’s definition of operating cash flow may not be consistent with that of other companies.  Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2008 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$(26,218)	$74,289	$(11,008)	$37,063
Add back: depreciation and amortization expense	39,491	12,753	258	52,502
Operating cash flow	$13,273	$87,042	$(10,750)	$89,565

Following is a reconciliation of operating profit (loss) to operating cash flow for the third quarter of 2007 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$110,372	$117,787	$(11,329)	$216,830
Add back: depreciation and amortization expense	37,894	12,703	274	50,871
Operating cash flow	$148,266	$130,490	$(11,055)	$267,701

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2008 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$(3,755,915)	$312,887	$(49,632)	$(3,492,660)
Add back: depreciation and amortization expense	117,711	38,214	814	156,739
Add back: write-downs of intangible assets	3,843,111	–	–	3,843,111
Operating cash flow	$204,907	$351,101	$(48,818)	$507,190

Following is a reconciliation of operating profit (loss) to operating cash flow for the first three quarters of 2007 (in thousands):

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$317,298	$286,903	$(44,902)	$559,299
Add back: depreciation and amortization expense	115,051	38,182	832	154,065
Operating cash flow	$432,349	$325,085	$(44,070)	$713,364

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(E)
The $3.8 billion of non-cash impairment charges for the first three quarters of 2008 related to write-downs of the Company’s newspaper reporting unit goodwill and newspaper masthead intangible assets recorded by the Company in the second quarter of 2008.